EXHIBIT 99.1

Zynex Announces First Quarter 2015 Results

Compound Pharmacy Revenues Increase Three-Fold

LONE TREE, CO – May 12, 2015 – Zynex, Inc. (OTCQB: ZYXI), an innovative medical technology company specializing in the manufacture and sale of non-invasive medical devices for pain management, stroke rehabilitation, neurological diagnostics and compound pharmacy, announced today first quarter 2015 financial results.

President and CEO Commentary:

Thomas Sandgaard, CEO commented: “The first quarter of 2015 was a break-through quarter for Zynex. For the first time in nine quarters, total net revenue in the current period exceeded that of the prior year quarter. We achieved solid progress across both electrotherapy and compound pharmacy with a noteworthy pick up of orders during March and April. Orders for our NexWave electrotherapy device in March reached the highest level since May 2014. Orders for compound pharmacy transdermal pain creams also showed a strong pickup in the latter half of the first quarter. Based on the recent order trend, we anticipate total net revenue for the second quarter of 2015 to be in the range of $4.0 to $4.4 million with positive income from operations.”

Sandgaard continued: “We are very optimistic about the development of our new Blood Volume Monitor and expect to receive initial comments from the FDA in May. In addition, we continue to gather positive test results during blood donations and are completing the final assembly of the first production units.”

Summary of Financial Results:

The Company’s net revenue was $3,183,000 for the first quarter of 2015, compared to $3,167,000 for the first quarter of 2014. The increase reflects the impact of sales of transdermal pain creams which were $474,000 in the 2015 quarter compared to $110,000 in the 2014 quarter.

The Company reported Selling, General and Administrative (“SG&A”) expenses of $2,710,000 for 2015, compared to $3,456,000 for the quarter ended March 31, 2014, a 21% reduction. Decreases in the Company’s SG&A expenses are primarily attributable to reduced operating expenses, headcount reductions, and lower building rental payments in the 2015 quarter compared to the year earlier.

For the first quarter 2015, the Company reported a net loss of $896,000, or $0.03 per share, compared to a net loss of $1,430,000, or $0.05 per share in 2014.

The Company’s line of credit balance as of March 31, 2015 was $4,538,000, compared to $4,442,000 at December 31, 2014.

Webcast Details: Tuesday, May 12, 2015 at 11:00 a.m. ET (9:00 a.m. MT)

To register and participate in the webcast, interested parties should click on the following link approximately 10-15 minutes prior to the webcast:

http://www.visualwebcaster.com/event.asp?id=102328

Please note: questions can only be submitted via the webcast user interface. Parties without access to the internet may join the presentation in listen only mode by dialing the toll free number provided below.

Phone Access Details:

Participant Toll Free Dial-in Number: 888-523-1225

Participant Phone Access Passcode: 8809882

About Zynex

Zynex, founded in 1996, markets and sells its own design of electrotherapy medical devices used for pain management and rehabilitation; and the company's proprietary NeuroMove device designed to help recovery of stroke and spinal cord injury patients. Zynex operates a non-sterile compound pharmacy providing topical and transdermal pain creams. Zynex is also developing a new blood volume monitor for use in hospitals and surgery centers.  For additional information, please visit: Zynex.com.

Safe Harbor Statement

Certain statements in this release are "forward-looking" and as such are subject to numerous risks and uncertainties. Actual results may vary significantly from the results expressed or implied in such statements. Factors that could cause actual results to materially differ from forward-looking statements include, but are not limited to, the need to obtain additional capital or augment our liquidity in order to continue our business, the success of our compound pharmacy and international expansion efforts, our ability to engage additional sales representatives, the success of such additional sales representatives, the need to obtain FDA clearance and CE marking of new products, the acceptance of new products as well as existing products by doctors and hospitals, larger competitors with greater financial resources, the need to keep pace with technological changes, our dependence on the reimbursement from insurance companies for products sold or rented to our customers, acceptance of our products by health insurance providers, our dependence on third party manufacturers to produce our goods on time and to our specifications, implementation of our sales strategy including a strong direct sales force, the uncertain outcome of pending material litigation and other risks described in our filings with the Securities and Exchange Commission including the “Risk Factors” section of our Annual Report on Form 10-K for the year ended December 31, 2014.

Contact:

Brian Alleman

Zynex, Inc.

(303) 703-4906

ZYNEX, INC.

CONDENSED CONSOLIDATED BALANCE SHEETS

(AMOUNTS IN THOUSANDS, EXCEPT NUMBER OF SHARES)

	March 31,	December 31,
	2015	2014
	(UNAUDITED)
ASSETS
Current Assets:
Cash	$348	$63
Accounts receivable, net	2,924	3,189
Inventory, net	1,640	1,935
Prepaid expenses	191	250
Income tax receivable	—	268
Total current assets	5,103	5,705
Property and equipment, net	1,140	1,276
Deposits	58	2
Intangible assets, net	115	131
Total assets	$6,416	$7,114
LIABILITIES AND STOCKHOLDERS’ DEFICIT
Current Liabilities:
Line of credit	$4,538	$4,442
Current portion of capital leases and other obligations	77	78
Accounts payable and income taxes payable	2,700	2,623
Deferred revenue	14	112
Accrued expenses	932	802
Total current liabilities	8,261	8,057
Capital leases and other obligations, less current portion	298	311
Warranty liability	13	13
Total liabilities	8,572	8,381
Stockholders’ (Deficit) Equity:
Preferred stock; $.001 par value, 10,000,000 shares authorized, no shares issued or outstanding	—	—
Common stock, $.001 par value, 100,000,000 shares authorized, 31,271,234 shares issued and outstanding	31	31
Paid-in capital	5,717	5,702
Accumulated deficit	(7,830)	(6,934)
Total Zynex, Inc. stockholders’ deficit	(2,082)	(1,201)
Noncontrolling interest	(74)	(66)
Total stockholders’ deficit	(2,156)	(1,267)
Total liabilities and stockholders’ deficit	$6,416	$7,114

ZYNEX, INC.

CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS

(UNAUDITED, AMOUNTS IN THOUSANDS, EXCEPT SHARE AND PER SHARE DATA)

	Three months ended
	March 31,
	2015	2014
Net revenue:
Rental	$327	$735
Sales	2,856	2,432
	3,183	3,167
Operating expenses:
Cost of revenue - rental	128	135
Cost of revenue - sales	1,117	862
Selling, general and administrative expense	2,710	3,456
Loss from operations	(772)	(1,286)

Interest expense	(132)	(158)
Loss before income taxes	(904)	(1,444)
Income taxes	—	—
Net loss	(904)	(1,444)
Plus: Net loss – noncontrolling interest	8	14
Net loss – attributable to Zynex, Inc.	$(896)	$(1,430)
Net loss per share – attributable to Zynex, Inc.
Basic	$(0.03)	$(0.05)
Diluted	$(0.03)	$(0.05)
Weighted - average number of common shares outstanding:
Basic	31,271,234	31,171,234
Diluted	31,271,234	31,171,234

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